Exhibit 10.3
CURIS, INC
Notice of Grant and Restricted Stock Unit Agreement
Curis, Inc. (the “Company”) hereby grants you the following restricted stock units (“RSUs”) pursuant to the CURIS INC. 2026 Incentive Plan (as amended, the “Plan”). The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):	[[FIRSTNAME]] [[LASTNAME]]
Number of RSUs granted:	[[SHARESGRANTED]]
Date of Grant:	[[GRANTDATE]]

This grant of RSUs satisfies in full all commitments that the Company has to the Participant with respect to the issuance of the RSUs.
By clicking “Accept”, you and the Company agree that these RSUs are granted under and governed by the terms and conditions of the Plan and the Company’s Restricted Stock Unit Agreement, all of which are attached and made a part of this document.

Curis, Inc.
Restricted Stock Unit Agreement
Incorporated Terms and Conditions
1.Award of Restricted Stock Units. In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and in Plan, an award with respect to the number of RSUs set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein. Capitalized terms used without definition in this Agreement have the meanings given to them in the Plan or the Notice of Grant.

2.Vesting. Unless earlier terminated, forfeited, relinquished or expired, one-fourth (1/4) of the RSUs will vest on each of the first four (4) anniversaries of the Date of Grant, with the number of RSUs that vested on any such date being rounded down to the nearest whole RSU and the award becoming vested as to one hundred percent (100%) of the RSUs on the fourth (4th) anniversary of the Date of Grant, subject to the Participant remaining in continuous service to the Company from the Date of Grant through the applicable vesting date. Notwithstanding anything herein to the contrary, upon a termination or cessation of service of the Participant due to the Participant’s death or disability, all Restricted Stock Units held by such Participant that are unvested at the time of such termination shall automatically become fully vested and nonforfeitable. For purposes of this agreement, “disability” shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.Delivery of Shares. Subject to Section 5 below, the Company shall, as soon as practicable upon the vesting of any portion of the RSUs (but in no event later than March 15 of the year following the year in which such RSUs vest), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event of the Participant’s death following the vesting of such RSUs, to the Participant’s Designated Beneficiary). No Shares will be issued pursuant to this Agreement unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Board.

4.Forfeiture of Unvested RSUs Upon Cessation of Service. In the event that the Participant ceases to be an Eligible Participant (as defined below) for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation. The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto. The Participant shall be an “Eligible Participant” if he or she is an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive awards of RSUs under the Plan.

5.Restrictions on Transfer. The Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, by operation of law or otherwise any RSUs, or any interest therein, except by will or the laws of descent and distribution. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

6.Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.

7.Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

8.Tax Matters.
(a)Acknowledgments; No Section 83(b) Election. The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs. The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, (the “Code”) is available with respect to RSUs.

(b)Withholding. The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs. At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Durable Automatic Sell-to-Cover Instruction”) as the means of satisfying such tax obligation. If the Participant does not execute the Durable Automatic Sell-to-Cover Instruction prior to an applicable vesting date, then the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

9. Miscellaneous.
(a)Authority of Board. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Board shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Board with respect to this Agreement shall be made in the Board’s discretion and shall be final and binding on the Participant.
(b)No Right to Continued Service. The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued service to the Company, this Agreement does not constitute an express or implied promise of continued service with the Company or confer upon the Participant any rights with respect to continued service with the Company.
(c)Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(d)Section 409A. The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”). The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.

(e)Participant’s Acknowledgements. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has received and read the Plan; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) agrees that in accepting this award, he or she will be bound by any clawback policy that the Company has in effect or may adopt in the future.

Schedule A
Durable Automatic Sell-to-Cover Instruction
This Durable Automatic Sell-to-Cover Instruction (this “Instruction”), which is being delivered to Curis, Inc. (the “Company”) by the undersigned on the date set forth below (the “Adoption Date”), relates to any restricted stock units that may be granted to me from time to time by the Company under the Company’s equity compensation programs, other than any restricted stock units which by the terms of the applicable award agreement require the Company to withhold shares for tax withholding obligations in connection with the vesting and settlement of such restricted stock units and therefore do not permit sell-to-cover transactions (the restricted stock units subject to this Instruction are referred to as “Covered RSUs”). This Instruction provides for “eligible sell-to-cover transactions” (as described in Rule 10b5-1(c)(1)(ii)(D)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) with respect to Covered RSUs and is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act.
I acknowledge that upon vesting and settlement of any Covered RSUs in accordance with the applicable Covered RSU’s terms, whether vesting is based on the passage of time or the achievement of performance goals, I will have compensation income equal to the fair market value of the shares of the Company’s common stock subject to the Covered RSUs that are settled on such settlement date and that the Company is required to withhold income and employment taxes in respect of that compensation income.
I desire to establish a plan and process to satisfy such withholding obligation in respect of all Covered RSUs through an automatic sale of the number of the shares of the Company’s common stock that would otherwise be issuable to me on each applicable settlement date in an amount sufficient to satisfy the applicable withholding obligation, with the proceeds of the sale delivered to the Company in satisfaction of the applicable withholding obligation.
I understand that the Company has arranged for the administration and execution of its equity incentive programs and the sale of securities by participants thereunder pursuant to a platform administered by a third party (the “Administrator”) and the Administrator’s designated brokerage partner.
Upon the settlement of any of my Covered RSUs after the 30th day following the Adoption Date (or if I am an executive officer of the Company on the Adoption Date, after the later of: (a) the 90th day following the Adoption Date of this Instruction; and (b) two business days following the Company’s filing of its Form 10-K or Form 10-Q covering the fiscal quarter during which this Instruction was entered (but, in any event, subject to a maximum of 120 days after the Adoption Date of this Instruction) (the “Cooling-Off Period”), I hereby appoint the Administrator (or any successor administrator) to automatically sell such number of shares of the Company’s common stock issuable with respect to such Covered RSUs that vested and settled as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by me in connection with the vesting and settlement of such Covered RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall receive such net proceeds in satisfaction of such tax withholding obligation.
I hereby appoint the Chief Executive Officer, the Chief Financial Officer and the General Counsel, and any of them acting alone and with full power of substitution, to serve as my attorneys in fact to arrange for the sale of shares of the Company’s common stock in accordance with this Instruction. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares of common stock pursuant to this Instruction.

I hereby certify that, as of the Adoption Date:
(i) I am not prohibited from entering into this Instruction by the Company’s insider trading policy or otherwise;
(ii) I am not aware of any material nonpublic information about the Company or its common stock; and
(iii) I am adopting this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

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 Signature

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Name

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Date